Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS

LINC Logistics Company

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

LINC Logistics Company

We have audited the accompanying consolidated balance sheets of LINC Logistics Company (a Michigan corporation) as of December 31, 2010 and 2011, and the related consolidated statements of income, other comprehensive income (loss), stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LINC Logistics Company as of December 31, 2010 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Southfield, Michigan

March 16, 2012 (except Note 14 which is dated April 23, 2012, except for the stock-split in Note 14 which is dated May 8, 2012)

LINC Logistics Company

Consolidated Balance Sheets

(amounts in thousands, except share amounts)

	June 30, 2012	December 31,	December 31,
	(unaudited)	2011	2010
ASSETS
Current assets:
Cash	$6,894	$4,633	$3,512
Accounts receivable, net	41,332	38,593	36,653
Accounts receivable—Affiliates	461	196	222
Prepaid expenses and other current assets	5,485	6,700	6,093
Deferred income taxes, net	156	140	97

Total current assets	54,328	50,262	46,577

Property and equipment, net	26,683	24,215	22,073

Deferred and other assets
Deferred income taxes	—	12	—
Notes receivable—Affiliates	5,000	—	—
Other assets	191	174	148

Total assets	$86,202	$74,663	$68,798

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Current portion of long-term debt	$14,514	$16,385	$6,929
Accounts payable	13,978	9,433	6,437
Accounts payable—Affiliates	2,531	3,676	4,637
Accrued liabilities	12,946	15,625	13,477

Total current liabilities	43,969	45,119	31,480

Long-term debt	68,290	66,676	56,525

Deferred compensation and other	3,851	3,133	2,277

Dividend payable	24,500	27,000	58,000

Deferred income taxes, net	10	—	350

Total liabilities	140,620	141,928	148,632

Stockholders’ Equity (Deficit)

Common stock, no par value; 50,000,000 shares authorized; 20,753,334 shares issued and outstanding	—	—	—
Additional paid in capital	—	—	—
Accumulated deficit	(54,033)	(66,819)	(79,662)
Accumulated other comprehensive income (loss)	(385)	(446)	(172)

Total stockholders’ equity (deficit)	(54,418)	(67,265)	(79,834)

Total liabilities and stockholders’ equity (deficit)	$86,202	$74,663	$68,798

The accompanying notes are an integral part of these financial statements.

LINC Logistics Company

Consolidated Statements of Income

(amounts in thousands, except earnings per share amounts)

	Twenty-six Weeks Ended
	June 30, 2012	July 2, 2011	Year Ended December 31
	(unaudited)	(unaudited)	2011	2010	2009
Revenue	$159,816	$143,137	$290,929	$245,785	$177,938

Operating expenses:
Personnel and related benefits	68,264	54,989	116,164	94,701	72,625
Purchased transportation and equipment rent	25,104	26,891	53,200	49,986	26,626
Occupancy expense	8,875	7,402	16,145	13,745	19,897
Operating expenses (exclusive of items shown separately)	23,936	23,549	47,152	33,684	26,364
Depreciation and amortization	2,964	2,922	6,094	6,543	6,952
Selling, general and administrative expense	6,919	5,058	10,532	10,073	7,852

Total operating expenses	136,062	120,811	249,287	208,732	160,316

Operating income	23,754	22,326	41,642	37,053	17,622

Other income (expense):
Interest expense	(1,697)	(1,010)	(2,218)	(1,578)	(1,470)
Interest income	94	—	3	64	116

Total other income (expense)	(1,603)	(1,010)	(2,215)	(1,514)	(1,354)

Income before provision for income taxes	22,151	21,316	39,427	35,539	16,268

Provision for income taxes	563	1,510	3,794	2,574	1,339

Net income	$21,588	$19,806	$35,633	$32,965	$14,929

Earnings per share
Basic and diluted:
Earnings per share	$1.04	$0.95	$1.72	$1.59	$0.72

Weighted average shares outstanding	20,753,334	20,753,334	20,753,334	20,753,334	20,753,334

The accompanying notes are an integral part of these financial statements.

LINC Logistics Company

Consolidated Statements of Other Comprehensive Income (Loss)

(amounts in thousands)

	Twenty-six Weeks Ended
	June 30, 2012	July 2, 2011	Year Ended December 31
	(unaudited)	(unaudited)	2011	2010	2009
Net Income	$21,588	$19,806	$35,633	$32,965	$14,929

Other comprehensive income (loss), net of tax:

Foreign currency translation adjustments	61	100	(274)	57	127

Comprehensive income	$21,649	$19,906	$35,359	$33,022	$15,056

The accompanying notes are an integral part of these financial statements.

LINC Logistics Company

Consolidated Statements of Cash Flows

(amounts in thousands)

	Twenty-six Weeks Ended
	June 30, 2012	July 2, 2011	Year Ended December 31,
	(unaudited)	(unaudited)	2011	2010	2009
Cash flows from operating activities:
Net income	$21,588	$19,806	$35,633	$32,965	$14,929
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	2,964	2,922	6,094	6,543	6,952
Loss/(gain) on disposal of property and equipment	(12)	(23)	38	(120)	(56)
Deferred income taxes	10	(250)	(423)	76	131
Changes in working capital:
Accounts receivable	(2,702)	(7,055)	(2,334)	(5,200)	(2,729)
Accounts receivable with affiliates	(265)	323	26	2,330	2,280
Prepaid expenses and other current assets	1,219	(192)	250	(1,049)	1,004
Other assets	(17)	(7)	(27)	31	17
Accounts payable and accrued liabilities	1,855	5,120	5,381	(2,438)	(1,358)
Accounts payable to affiliates	(1,145)	(1,347)	(960)	896	(3,405)
Other liabilities	717	132	859	353	(873)

Net cash provided by operating activities	24,212	19,429	44,537	34,387	16,892

Cash flows from investing activities:
Capital expenditures	(5,557)	(3,544)	(8,559)	(2,661)	(1,655)
Proceeds from disposal of property and equipment	133	41	213	195	598
Notes receivable—affiliates	(5,000)	—	—	4,500	500

Net cash (used for) provided by investing activities	(10,424)	(3,503)	(8,346)	2,034	(557)

Cash flows from financing activities:
Proceeds from borrowing—revolving debt	12,813	23,870	34,165	16,815	38,759
Payments of debt—revolving debt	(9,813)	(28,470)	(44,664)	(9,880)	(60,749)
Proceeds from borrowing—term debt	—	41,082	41,082	—	9,000
Payments of debt—term debt	(3,257)	(9,090)	(10,976)	(9,721)	(6,630)
Payment of dividend payable	(2,500)	(31,000)	(31,000)	(10,000)	—
Dividends paid	(8,500)	(6,500)	(22,500)	(21,200)	—
Shareholder distribution for state tax withholding	(302)	(209)	(290)	(116)	(71)
Capitalized financing costs	—	(883)	(929)	—	—

Net cash used for financing activities	(11,559)	(11,200)	(35,112)	(34,102)	(19,691)

Effect of exchange rate changes on cash and cash equivalents	32	(25)	42	(10)	42

Cash and cash equivalents:
Net increase (decrease)	2,261	4,701	1,121	2,309	(3,314)
Beginning of period	4,633	3,512	3,512	1,203	4,517

End of period	$6,894	$8,213	$4,633	$3,512	$1,203

The accompanying notes are an integral part of these financial statements.

LINC Logistics Company

Consolidated Statements of Cash Flows (continued)

(amounts in thousands)

	Twenty-six Weeks Ended
	June 30, 2012	July 2, 2011	Year Ended December 31,
	(unaudited)	(unaudited)	2011	2010	2009
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,594	$923	$1,646	$1,726	$1,036

Cash paid for income taxes	$991	$2,150	$3,603	$999	$377

Supplemental non-cash investing and financing activity:
Conversion of line of credit to term loans:
Replacement of outstanding line of credit					$(9,000)
Issuance of 36-month amortizing promissory notes					9,000

change in principal, net, due to conversion to term loan					$—

The accompanying notes are an integral part of these financial statements.

LINC Logistics Company

Consolidated Statements of Stockholders’ Equity (Deficit)

(amounts in thousands)

	Common Stock	Accumulated Deficit	Total
Balance—December 31, 2009	$—	$(91,540)	$(91,540)

Shareholder distribution for state tax witholding		(116)	(116)
Cash dividends paid		(21,200)	(21,200)
Comprehensive income		33,022	33,022

Balance—December 31, 2010	$—	$(79,834)	$(79,834)

Shareholder distribution for state tax witholding		(290)	(290)
Cash dividends paid		(22,500)	(22,500)
Comprehensive income		35,359	35,359

Balance—December 31, 2011	$—	$(67,265)	$(67,265)

Shareholder distribution for state tax witholding (unaudited)		(302)	(302)
Cash dividends paid (unaudited)		(8,500)	(8,500)
Comprehensive income (unaudited)		21,649	21,649

Balance—June 30, 2012 (unaudited)	$—	$(54,418)	$(54,418)

The accompanying notes are an integral part of these financial statements.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

Note 1—Description of Business and Basis of Presentation

LINC Logistics Company (“LINC” or “the Company”), through its subsidiaries, provides value-added logistics services, dedicated truckload services, and expedited transportation and airfreight forwarding services, primarily to the automotive industry and other industries with similar supply chain requirements. The Company conducts logistics and transportation operations in North America and Germany, and airfreight forwarding operations worldwide. At December 31, 2011, we conducted our operations through several operating and support subsidiaries: Logistics Insight Corporation, Pro Logistics, Inc., LINC Ontario, Ltd., Mohican Transport (a division of LINC Ontario, Ltd.), CTX, Inc., Central Global Express, Inc., On Demand Transport, Inc., OTR Logistics, Inc., Logistics Insight Corporation S. de R.L. de C.V., Stafflinc de Mexico, S. de R.L. de C.V., Diversified Contract Services, Inc., Flint Special Services, Inc., Logistics Services, Inc., Oakland Logistics Service, Inc., Smyrna Transfer, Inc., St. James Leasing, Inc., LGSI Equipment, Inc. of Wyoming, and LGSI Equipment of Indiana, LLC.

Note 2—Summary of Significant Accounting Policies

a. Principles of Consolidation. The Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). All material intercompany balances and activity have been eliminated. Account balances between LINC and affiliates under common control are shown separately. We use a 52-week fiscal year, adjusted to end on December 31, with each fiscal quarter consisting of 13 weeks. Certain reclassifications have been made to the 2009 and 2010 consolidated financial statements in order for them to conform to the 2011 presentation.

b. Unaudited Interim Financial Information. The accompanying balance sheet as of June 30, 2012, statements of income, statements of comprehensive income and cash flows for the twenty-six weeks ended June 30, 2012 and July 2, 2011, statements of stockholders’ equity (deficit) for the twenty-six weeks ended June 30, 2012 and July 2, 2011 and related interim information contained in the notes to the financial statements are unaudited. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, the unaudited interim financial statements include all adjustments necessary for the fair statement of the Company’s financial position as of June 30, 2012 and its results of operations and its cash flows for the twenty-six weeks ended June 30, 2012 and July 2, 2011. The results for the twenty-six weeks ended June 30, 2012 are not necessarily indicative of the results to be expected for the year ending December 31, 2012.

c. Use of Estimates. The preparation of the Consolidated Financial Statements in accordance with GAAP requires management to make a number of estimates and assumptions that impact amounts reported in our financial statements and accompanying notes. We base our estimates on historical experience and various other assumptions believed to be reasonable. Although estimates and assumptions are based on historical experience and management’s best knowledge of current events and actions that may impact our business in the future, actual results could differ from those estimates and assumptions.

Our significant accounting estimates are those that affect our financial statements materially and involve difficult, subjective or complex judgments by management. Such material estimates and assumptions include valuation allowances for receivables and deferred income tax assets, liabilities related to insurance claims and loss reserves in excess of insurance.

d. Revenue Recognition. We recognize revenue at the time (1) persuasive evidence of an arrangement with our customer exists, (2) services have been rendered, (3) sales price is fixed and determinable, and (4) collectability is reasonably assured. For service arrangements in general, we recognize revenue after the

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

related services have been rendered. For transportation services, we recognize revenue at the time of delivery to the receiver’s location. Our customer contracts could involve multiple revenue-generating activities performed for the same customer. When several contracts are entered into with the same customer in a short period of time, we evaluate whether these contracts should be considered as a single, multiple element contract for revenue recognition purposes. Criteria we consider that may result in the aggregation of contracts include whether such contracts are actually entered into within a short period of time, whether services in multiple contracts are interrelated, or if the negotiation and terms of one contract show or include consideration for another contract or contracts. Our current contracts have not been required to be aggregated, as they are negotiated independently on a standalone basis. Our customers typically choose their vendor and award business at the conclusion of a competitive bidding process for each service. As a result, although we evaluate customer purchase orders and agreements for multiple elements and aggregation of individual contracts into a multiple element arrangement, our current contracts do not meet the criteria required for multiple element contract accounting.

We report revenue on a gross basis, as we are the primary obligor and are responsible for providing the service requested by the customer. We have discretion in setting sales prices and, as a result, our earnings may vary. In addition, we have discretion to choose and negotiate terms with our multiple suppliers for the services ordered by our customers. This includes truck owner-operators with whom we contract to deliver our transportation services.

e. Accounts Receivable. Trade accounts receivable are stated at the net invoiced amount, net of an allowance for doubtful accounts. They include unbilled amounts for services rendered in the respective period on open contracts but not yet billed to the customer until a future date, which typically occurs within one month. In order to reflect customer receivables at their estimated net realizable value, we record charges against revenue based upon current information. These charges generally arise from rate changes, errors, and revenue adjustments that may arise from contract disputes or differences in calculation methods employed by the customer as compared to LINC. LINC’s allowance for doubtful accounts is $0.3 million (unaudited), $0.3 million and $0.7 million at June 30, 2012, December 31, 2011 and 2010, respectively. The allowance for doubtful accounts represents our best estimate at the reporting date of the amount of probable credit losses, based on an assessment of invoices that remain unpaid following normal customer payment periods, historical collection experience with individual customers, existing economic conditions, and any specific customer collection issues we have identified. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Accounts receivable from affiliates are shown separately and include trade receivables from the sale of services to affiliates.

f. Concentrations of Credit Risk. Cash, notes receivable, and accounts receivable are financial instruments which potentially subject the Company to concentrations of credit risk. The Company’s revenues are substantially derived from the North American automotive industry, which has encountered dramatic operational and financial upheaval, resulting in bankruptcy filings by several large customers in 2009. We perform ongoing credit evaluations of our customers, and our history of incurring credit losses from customers has not been material. Consistent with industry practice, we generally do not require collateral from customers to reduce the risk of credit losses.

g. Cash. Cash consists of cash and demand deposits.

h. Bank Overdrafts. The Company classifies bank overdrafts in current liabilities as accounts payable and does not offset other positive bank account balances located at the same financial institution. Bank overdrafts generally represent checks written that have not yet cleared the Company’s bank accounts. The majority of

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

LINC’s bank accounts are zero balance accounts that are funded when items clear against the account. Therefore, outstanding checks represent bank overdrafts. Because the recipients of these checks have not yet received payment, the Company continues to classify bank overdrafts as accounts payable. In the Company’s Consolidated Statements of Cash Flows, bank overdrafts are reflected as a reconciling adjustment in the accounts payable and accrued liabilities line item. Bank overdrafts at June 30, 2012, December 31, 2011 and 2010, respectively, were approximately $3.2 million (unaudited), $1.2 million and $1.8 million.

i. Foreign Currency Translation. The financial statements of LINC’s subsidiaries operating in Canada, Mexico and Germany are prepared to conform to U.S. GAAP and translated into U.S. Dollars by applying a current exchange rate. The local currency has been determined to be the functional currency. Items appearing in the Consolidated Statements of Income are translated using average exchange rates during each period. Assets and liabilities of international operations are translated at period-end exchange rates. Translation gains and losses are reported in accumulated other comprehensive income (loss) as a component of stockholders’ equity.

j. Fair Value of Financial Instruments. The carrying amounts of cash and accounts receivables approximate fair value because such amounts are readily redeemable or short-term in nature. Accounts payable and accrued liabilities approximate fair value because of the short maturity of those instruments. Our senior debt consists primarily of variable rate borrowings. The carrying value of these borrowings approximates fair value because the applicable interest rates are adjusted frequently based on short-term market rates.

k. Property and Equipment. Property and equipment, including leasehold improvements, are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Description	Life in Years
Transportation equipment	5 - 12
Other operating assets	3 - 15
Information technology equipment	2 - 5
Buildings and related assets	10 - 25

Tire repairs, replacement tires, replacement batteries, consumable tools used in our value-added services, and routine repairs and maintenance on vehicles are expensed as incurred. Parts and fuel inventories are included in prepaid expenses and other current assets. The Company capitalizes certain costs associated with vehicle repairs and maintenance that materially extend the life or increase the value of the vehicle or pool of vehicles.

l. Long Lived Assets. The Company evaluates the carrying value of long-lived assets for impairment by analyzing the operating performance and anticipated future cash flows for those assets whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. We group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities, and evaluate the asset group against the sum of the undiscounted future cash flows. Impairment can be impacted by the projection of future cash flows, the level of actual cash flows and salvage values, and the methods of estimation used for determining fair values. Any changes in management’s judgments could result in greater or lesser annual depreciation expense or impairment charges in the future.

m. Self-insured Loss Reserves. Accruals for potential losses primarily relate to auto liability, general liability, and cargo and equipment damage claims that may be in excess of insurance policy limits. A liability is recognized for the estimated cost of all self-insured claims, including an estimate of incurred but not reported

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

claims, based on historical experience and for claims expected to exceed the Company’s insurance policy limits. We may also record accruals for personal injury and property damage to third parties, and workers’ compensation claims, if a claim exceeds the Company’s insurance coverage.

n. Deferred Compensation. Deferred compensation relates to the Company’s bonus plans. Annual bonuses may be awarded to certain operating, sales and management personnel based on overall Company performance and achievement of specific employee or departmental objectives. Such bonuses are typically paid in equal annual installments over a five-year period. All bonus amounts earned by and due to employees in the current year are included in accrued liabilities. Those that are payable in subsequent years are included in deferred compensation and other. On August 19, 2010, our board of directors approved a short-term incentive compensation program for certain executive officers based on achievement of specific annual financial performance milestones. Future awards are paid in equal installments over five years. Our board may also grant discretionary bonuses from time to time to these executive officers.

o. Stock Based Compensation. On August 19, 2010, our board of directors adopted a Long-Term Incentive Plan, or the Plan, which will be administered by the Compensation and Stock Option Committee of our board. Grants may be made in the form of restricted stock bonuses, restricted stock purchase rights, stock options, phantom stock units, restricted stock units, performance share bonuses, performance share units or stock appreciation rights. No grants have been made under the Plan as of June 30, 2012 and December 31, 2011.

p. Comprehensive Income. Currency translation adjustments associated with foreign operations that use the local currency as their functional currency are recorded in accumulated other comprehensive income (loss).

q. Closing Costs. Our customers may discontinue or alter their business activity in a location earlier than anticipated, prompting us to exit a customer-dedicated facility. We recognize exit costs associated with operations that close or are identified for closure as an accrued liability in the Consolidated Balance Sheets. Such charges include lease termination costs, employee termination charges, asset impairment charges, and other exit-related costs associated with a plan approved by management. If we close an operating facility before its lease expires, costs to terminate a lease are recognized when an early termination provision is exercised, or we record a liability for non-cancellable lease obligations based on the fair value of remaining lease payments, reduced by any existing or prospective sublease rentals. Employee termination costs are recognized in the period that the closure is communicated to affected employees. The recognition of exit and disposal charges requires us to make certain assumptions and estimates as to the amount and timing of such charges. Subsequently, adjustments are made for changes in estimates in the period in which the change becomes known.

r. Segment Information. We report certain financial and descriptive information about the different types of activities in which we engage and geographical areas in which we operate to allow better analysis of past performance and better assessment of risks, returns and prospects for future net cash flows. Based on the manner in which the components of our Company are evaluated by the chief operating decision maker, management has concluded that LINC operates in one reporting segment in the third party logistics industry. As such, we provide enterprise-wide disclosures about products, services, geographical areas and major customers.

s. Income Taxes. On December 31, 2006, our former parent, CenTra, distributed all of our shares to our owners in a tax-free distribution. Effective January 1, 2007, we elected “Subchapter S” status for federal income tax purposes under Section 1361 of the United States Internal Revenue Code of 1986. As a result, LINC has no U.S. federal income tax liability, but has state and local liabilities in certain jurisdictions attributable to earnings as an S Corporation.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

t. Transactions with CenTra. Prior to December 31, 2006, we operated as a semi-autonomous group of businesses within CenTra, which provided us with corporate, administrative and operational support services, and which also leased transportation equipment to us. In connection with our spin-off from CenTra on December 31, 2006, our financial statements are prepared in accordance with general principles applicable to entities under common control. Net assets and related operating expenses directly utilized in our operations are recorded at their actual or estimated standalone cost. Depreciation expense is based on original purchase dates, useful lives and salvage values, as derived from the historical records of our former parent. Following our spin-off, CenTra continues to provide selected support services to us. Pursuant to a transition services agreement, CenTra may charge a reasonable amount for the services, not to exceed the cost which would be charged by third party providers dealing on an arm’s-length basis. CenTra cannot be compelled to provide services at less than its cost of performance.

u. Earnings Per Share. Basic net income per share available to common stockholders is computed by dividing the net income available to common stockholders for the year by the weighted average number of common and potential dilutive shares outstanding during the year, to the extent such shares are dilutive. Potential dilutive shares are composed of incremental common shares issuable upon the exercise of stock options, warrants and unvested restricted shares using the treasury stock method and convertible preferred stock under the if-converted method, where such conversions are dilutive.

v. New Accounting Standards.

In October 2009, FASB issued an Accounting Standards Update (“ASU”), “Revenue Recognition: Multiple-Deliverable Revenue Arrangements—a consensus of the Emerging Issues Task Force.” The update provides guidance for arrangements under which a vendor will perform multiple revenue-generating activities. Specifically, the guidance addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. This guidance was effective for the Company on January 1, 2011, but did not have a material effect on our Consolidated Financial Statements.

In July 2010, FASB issued an ASU that requires enhanced future disclosures about the credit quality of a creditor’s financing receivables, including trade accounts receivable, and the adequacy of allowances for doubtful accounts. The amended guidance is applicable to LINC as of January 1, 2011, and did not have a significant effect on our Consolidated Financial Statements.

In June 2011, FASB issued an ASU, “Presentation of Comprehensive Income.” The update provides guidance for a more consistent method of presenting non-owner transactions that affect an entity’s equity. The ASU is to be applied retrospectively upon adoption and is effective for interim and annual periods beginning after December 15, 2011 for public companies and December 15, 2012 for non-public companies. The guidance is expected to change the presentation of our Consolidated Financial Statements as it relates to comprehensive income.

In September 2011, FASB issued an ASU, “Disclosures about an Employer’s Participation in a Multiemployer Plan.” The update requires additional disclosures to help users of financial statements assess the potential future cash flow implications relating to participation in multi-employer pension plans. For the Company, the new disclosure requirements are effective for annual periods for fiscal years ending after December 15, 2011. Early adoption is permitted. An insignificant number of our international employees are entitled to Company-funded contributions to such a plan. The ASU has not had a material effect on our disclosures.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

Note 3—Accumulated Other Comprehensive Income (Loss)

Components of accumulated other comprehensive income (loss), net of tax, are as follows:

	June 30, 2012	December 31,
	(unaudited)	2011	2010

Cumulative unrealized currency translation adjustments	$(385)	$(446)	$(172)

Accumulated other comprehensive income (loss)	$(385)	$(446)	$(172)

Note 4—Accounts Receivable

Accounts receivable amounts appearing in the financial statements include both billed and unbilled receivables. We bill customers in accordance with contract terms, which may result in a brief timing difference between when revenue is recognized and when invoices are rendered. Unbilled receivables, which usually are billed within one month, totaled $5.8 million (unaudited), $5.3 million and $5.8 million at June 30, 2012, December 31, 2011 and 2010, respectively. Following is a summary of total accounts receivable:

	June 30, 2012	December 31,
	(unaudited)	2011	2010

Trade, net	$40,984	$38,085	$36,005
Other	348	508	648
Affiliates	461	196	222

Total accounts receivable, net	$41,793	$38,789	$36,875

A significant portion of our revenues are derived from our major customers in the domestic automotive industry. At twenty-six weeks ended June 30, 2012 and July 2, 2011, and the years ended December 31, 2011, 2010 and 2009, sales to our top three customers totaled 64.1% (unaudited), 65.6% (unaudited), 63.7%, 65.0% and 71.8% respectively. As of such dates, these customers accounted for approximately 64.2% (unaudited), 69.6% (unaudited), 65.7%, 63.8% and 69.0% of our trade accounts receivable, exclusive of unbilled receivables.

Note 5—Property and Equipment

The following is a summary of property and equipment, at cost less accumulated depreciation:

	June 30, 2012	December 31,
	(unaudited)	2011	2010

Transportation equipment	$75,614	$75,191	$73,717
Other operating assets	20,040	16,748	14,492
Information technology equipment	5,883	7,667	6,709
Buildings and related assets	1,638	1,638	1,586

Total property and equipment	103,175	101,244	96,504

Less: Accumulated depreciation	(76,492)	(77,029)	(74,431)

Property and equipment, net	$26,683	$24,215	$22,073

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

Note 6—Accrued Liabilities

Accrued liabilities are comprised of the following:

	June 30, 2012	December 31,
	(unaudited)	2011	2010

Insurance, interest and other	$3,799	$5,450	$4,567
Other personnel related expenses	3,430	2,577	2,411
Purchased transportation	2,570	2,436	2,904
Taxes	2,821	4,212	3,922
Deferred compensation—current portion	244	1,057	930
Closing costs	81	(107)	(1,257)

Total	$12,945	$15,625	$13,477

Closing Costs

To align our operations with market conditions and customer requirements, we respond to our largest customers’ restructuring and realignment plans as they evolve. In the fourth quarter of 2008, we announced plans to close our value-added services operations in Janesville, Wisconsin; Moraine, Ohio; and Newark, Delaware. These actions followed decisions by two of our three largest customers to discontinue automotive assembly operations located near these customer-dedicated facilities. Our plan was fully implemented by December 31, 2008, resulting in a $2.2 million charge to Occupancy Expense for lease termination costs and a $0.6 million charge to Personnel and Related Benefits for severance and benefit-related costs. Severance and benefit-related costs relate to additional health care benefits paid to approximately 162 union employees at Janesville, Wisconsin.

Lease termination costs reflect the exercise, where applicable, of early termination rights or obligations in a real estate lease contract or a liability for non-cancellable lease obligations, based on aggregate remaining lease payments to the landlord, offset by the fair value of prospective sublease income following the cease-use date. During 2009, we updated assumptions in connection with the fair value of remaining lease payments of facilities closed in 2008, which resulted in an additional charge to Occupancy Expense and a $0.6 million increase to accrued liabilities.

In early 2009, we decided to close our operation in Roanoke, Indiana, incurring additional occupancy expense and non-cash asset impairment charges totaling $0.8 million, of which approximately $0.2 million was paid in cash in 2009. In early 2010, we were awarded new business and, therefore, decided to reopen this facility. As a result, we reversed occupancy expense totaling $0.4 million.

In the fourth quarter of 2009, we announced plans to close our operation in Pontiac, Michigan, following the cancellation of a contract with a nearby GM assembly plant that ceased operations. We recognized closing-related costs for two leased facilities totaling $1.2 million, which is net of agreed payments from GM over a two-year period to settle the early termination of our contract.

In the fourth quarter of 2011, we announced plans to close five small freight consolidation centers in Europe. This action followed the decision by a customer to change its European supply chain management model. Our operations in Europe were first established earlier in 2011 to support this customer, an automotive

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

industry supplier, and we incurred various start-up costs and contractual commitments. Lacking replacement business, our five consolidation centers discontinued service and the facilities were closed prior to December 31, 2011, resulting in a $0.3 million net charge to Occupancy Expense for lease termination costs, a $0.2 million charge to Personnel and Related Benefits, and a $0.4 million net charge to Operating Expenses (exclusive of items shown separately) for related early-termination charges. Severance and benefit-related costs relate to negotiated or statutory benefits paid to five employees of our German subsidiary. Where applicable, charges are net of negotiated settlements of lease obligations for real estate, and with subcontractors, vendors and lessors.

	Lease termination and facility exit costs	Severance and benefit costs	Fixed asset impairment / disposals	Other	Total

Balance—December 31, 2009	$1,088	$—	$—	$649	$1,737

Adjustments to previous charges	(666)	—	—	(181)	(847)
Cash transactions, net	(1,900)	—	—	(247)	(2,147)
Non-cash charges	—	—	—	—	—

Balance—December 31, 2010	$(1,478)	$—	$—	$221	$(1,257)

Charges incurred in 2011	306	245	199	158	908
Adjustments to previous charges	(605)	—	199	(88)	(494)
Cash transactions, net	1,360	—	—	(226)	1,134
Non-cash charges	—	—	(398)	—	(398)

Balance—December 31, 2011	$(417)	$245	$—	$65	$(107)

Charges incurred in 2012	—	—	—	—	—
Adjustments to previous charges (unaudited)	(66)	—	—	—	(66)
Cash transactions, net (unaudited)	612	(243)	—	(115)	254
Non-cash charges (unaudited)	—	—	—	—	—

Balance—June 30, 2012 (unaudited)	$129	$2	$—	$(50)	$81

The balance as of the end of each period shown in the above table also reflects timing differences which occur between expenses and off-setting sub-lease and/or contract settlement payments.

Change in Vacation Policy

The reserve for other personnel related expenses includes among other items an accrued liability in connection with employee vacation benefits. In December 2009, we announced a change in our vacation policies that impacts salaried employees of several subsidiaries. Prior to December 31, 2009, vacation days earned during the previous year by the affected employees were available to the employee for use on the anniversary of his or her individual date of hire. Effective in 2010, vacation days for all such employees begin accruing from the start of the calendar year and will expire if unused by the end of the calendar year. As a result of the policy change, we reduced accrued liabilities as of December 31, 2009 by $1.1 million. Employees who otherwise accumulated vacation benefit as of December 31, 2009 would have lost such benefit pursuant to the new policy to the extent their employment ceased before the next anniversary of their date of hire. Corresponding reductions of $0.8 million and $0.3 million are reflected in Personnel and Related Benefits and in Selling, General and Administrative Expense, respectively, in the Consolidated Statement of Income for the year ended December 31, 2009.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

Note 7—Operating Leases

Except where we deliver services within facilities provided by our customers, we lease all warehouse and freight distribution centers used in our operations, often in connection with a specific customer program. Where facilities are substantially dedicated to a single customer and our lease is with an independent property owner, we attempt to align lease terms with the expected duration of the underlying customer program. Facilities rented from affiliates are occupied pursuant to month-to-month lease agreements, except as described in Note 11, “Transactions with Affiliates.”

In most cases, we expect our facility leases will be renewed or replaced by other leases in the ordinary course of business. Where possible, we contractually secure the recovery of certain occupancy costs, including rent, during the term of a customer program. Future minimum rental payments pursuant to leases that have an initial or remaining non-cancelable lease term in excess of one year as of December 31, 2011 are as follows:

Years Ending December 31	Leases with Affiliates	Third Party Leases	Total

2012	$5,369	$6,354	$11,723
2013	4,429	2,085	6,514
2014	2,526	—	2,526
2015	1,713	—	1,713
2016 and beyond	2,970	—	2,970

Total	$17,007	$8,439	$25,446

Rental expense for facilities, vehicles and other equipment leased from third parties approximated $4.3 (unaudited), $3.6 million (unaudited), $7.4 million, $7.1 million, and $7.8 million for the twenty-six weeks ended June 30, 2012 and July 2, 2011 and the years ended December 31, 2011, 2010, and 2009, respectively.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

Note 8—Debt

Debt is comprised of the following:

	Interest Rates at	June 30, 2012	December 31,
	June 30, 2012	(unaudited)	2011	2010
Outstanding Debt:
Syndicated credit facility
$40 million revolving credit facility	LIBOR+1.75%	$17,000	$14,000	$—
$25 million equipment financing facility	LIBOR+1.75%	9,697	11,082	—
$30 million term loan	LIBOR+3.00%	—	30,000	—
	LIBOR+3.50%	30,000
Comerica secured revolving credit facility	LIBOR+2.75%	—	—	24,500
Fifth Third Bank—
$6 million revolving credit facility	LIBOR+3.50%	—	—	—
$9 million term loan	LIBOR+4.50%	—	—	4,500
Equipment financing facility	LIBOR+1.35%	1,107	2,979	9,344
GE Capital equipment financing facility	LIBOR+2.17%	—	—	110
Dividend Distribution Promissory Note	1.64%	25,000	25,000	25,000

		82,804	83,061	63,454
Less current portion		14,514	16,385	6,929

Total long-term debt		$68,290	$66,676	$56,525

April 2011 Debt Refinancing

On April 21, 2011, we executed a Revolving Credit and Term Loan Agreement with a syndicate of banks to refinance a substantial portion of outstanding secured debt and a portion of our outstanding dividend payable to CenTra, our former parent. The syndicated senior secured loan package includes a $40 million revolving credit facility, a $25 million equipment credit facility, and a $30 million senior secured term loan. The loan agreement incorporates an “accordion feature” that permits a future increase in the credit facility of up to $25.0 million. Comerica Bank acted as lead arranger for the agreement and is the administrative agent.

Pursuant to the new credit facilities, we immediately borrowed an aggregate $61.0 million, including a $19.9 million revolver advance, an $11.1 million advance pursuant to the equipment credit facility, and the entire $30 million senior secured term loan. We paid $31.0 million of the $58.0 million dividend payable due to CenTra at April 21, 2011, plus accrued interest. Funds were also used to repay outstanding advances totaling $23.0 million and to terminate our existing Comerica Bank Secured Revolving Credit Facility and our prior subordination agreement. Proceeds from the refinancing were also used to repay $3.8 million outstanding pursuant to our Fifth Third Bank Term Loan, which was then terminated. Our Fifth Third Bank Revolving Credit Facility, which had no outstanding borrowings at April 21, 2011, was also terminated. We also repaid $2.3 million of the $8.1 million principal outstanding on our Fifth Third Bank Equipment Financing Facility at April 21, 2011, plus accrued interest.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

$40 million Revolving Credit Facility

The revolving credit facility is available to refinance existing indebtedness and to finance working capital through April 21, 2014, unless the facility is subsequently extended in one-year increments in accordance with provisions of the Revolving Credit and Term Loan Agreement. Two interest rate options are applicable to advances borrowed pursuant to the facility: Eurodollar-based advances and base rate advances. Eurodollar-based advances bear interest at 30, 60 or 90-day LIBOR rates plus an applicable margin, which varies from 1.25% to 2.25% based on our ratio of total debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”). At closing, the applicable margin for Eurodollar-based advances is 1.75% and our $19.9 million revolver advance bears an all-in rate of 1.96% based on 30-day LIBOR. As an alternative, base rate advances bear interest at a base rate, as defined, plus an applicable margin, which also varies based on our ratio of total debt to EBITDA in a range from 0.25% to 1.25%. The base rate is the greater of the prime rate announced by Comerica Bank, the federal funds effective rate plus 1.0%, or the daily adjusting LIBOR rate plus 1.0%. The applicable margin that would have been applicable to any base rate advances at closing is 0.75%. On June 25, 2012, we executed an amendment resulting in the extension of the $40 million credit facility an additional one year to April 21, 2015. At June 30, 2012, interest accrued at 2.0% (unaudited) based on 30-day LIBOR for $12.0 million of the facility and at 2.1% (unaudited) for $5.0 million of the facility based on 60-day LIBOR.

To support daily borrowing and other operating requirements, the revolving credit facility contains a $6 million Swing Line sub-facility, which is provided by Comerica Bank, and a $2.0 million letter of credit sub-facility. Swing Line advances incur interest at either the base rate plus the applicable margin or, alternatively, at a quoted rate offered by Comerica Bank in its sole discretion.

The revolving credit facility is subject to a facility fee, which is payable quarterly in arrears, of either 0.25% or 0.5%, depending on our ratio of total debt to EBITDA. Other than in connection with Eurodollar-based advances or quoted rate advances that are paid off and terminated prior to an applicable interest period, there are no premiums or penalties resulting from prepayment. Borrowings outstanding at any time under the revolving credit facility are limited to the value of eligible accounts receivable of our principal operating subsidiaries, pursuant to a monthly borrowing base certificate. At June 30, 2012, our $17.0 million (unaudited) revolver advance was secured by, among other assets, eligible accounts receivable totaling $38.6 million (unaudited). Availability as defined by the agreement at such date was $32.8 million (unaudited).

$25 million Equipment Credit Facility

The equipment credit facility is available to refinance existing indebtedness and to finance capital expenditures including in connection with acquisitions. We may obtain advances until April 21, 2014, unless this date is subsequently extended in one-year increments in accordance with provisions of the Revolving Credit and Term Loan Agreement. Commencing on each anniversary date of the facility, equipment credit advances made during the prior year are repaid quarterly based on four-year, straight line amortization. The overall facility maturity date is April 21, 2016, unless the facility is subsequently extended in one-year increments pursuant to the agreement.

The two interest rate options that apply to revolving credit facility advances, including their associated applicable margins, also apply to equipment credit facility advances. Likewise, a facility fee of either 0.25% or 0.5% is payable quarterly in arrears based on the $25.0 million aggregate commitment as of April 21, 2011, which is subject to increase if we choose to exercise all or a portion of the loan agreement’s “accordion feature.” At June 30, 2012, interest accrued at 2.0% (unaudited) based on 30-day LIBOR.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

$30 million Senior Secured Term Loan

Proceeds of the term loan were advanced on April 21, 2011 and used to fund initial distributions described in the revolving credit and term loan agreement. The outstanding principal balance is due on April 21, 2016, to the extent not already reduced by mandatory or optional prepayments. Prior to the maturity date, mandatory prepayments are required, subject to certain exceptions, from, among other things, issuance of additional subordinated debt, from any other issuance of equity, from excess cash flow recapture, as defined, from asset sale proceeds not reinvested in the business, and from insurance and condemnation proceeds. With respect to any equity issuance other than in connection with an IPO, the mandatory prepayment shall equal 50% of net cash proceeds. Excess cash flow is calculated for each year, beginning with the year ending December 31, 2011, based on net income for such year and adjusted for changes in working capital, capital expenditures, and for scheduled, mandatory and optional payments of funded debt. Mandatory prepayment of the term loan equal to 50% of calculated excess cash flow, or $11.3 million as of December 31, 2011, was due June 30, 2012. On June 25, 2012, we executed an amendment extending the due date of this payment for fiscal year 2011, to September 30, 2012. Future annual excess cash flow payments are due on June 30 of the year following calculation.

Prepayments of the term loan, whether mandatory or optional, are subject to a pre-payment premium. The premium rate applied to any principal prepayment is 1.0% prior to December 31, 2011 and 0.5% in fiscal year 2012. No re-advances or re-borrowings are allowed following any principal reductions of the term loan.

Two interest rate options are applicable to term loan indebtedness: Eurodollar-based advances and base rate advances. Eurodollar-based advances bear interest at 30, 60 or 90-day LIBOR rates plus an applicable margin. Prior to December 31, 2011, the applicable margin for Eurodollar-based advances varies from 2.75% to 3.50%, based on our ratio of total debt to EBITDA. At closing, the applicable margin for our term loan Eurodollar-based advance is 3.0%, resulting in an all-in per annum rate of 3.2%. At June 30, 2012, interest accrued at 3.75% (unaudited) based on 30-day LIBOR. Beginning December 31, 2011, the applicable margin for Eurodollar-based advances, again based on our total leverage ratio, varies from 5.75% to 6.50%. Beginning June 25, 2012, the applicable margin for Eurodollar-based advances, again based on our total leverage ratio, is fixed at 3.50%. Alternatively, we may convert Eurodollar-based advances to base rate advances, which bear interest at a defined base rate plus an applicable margin. Prior to December 31, 2011, the applicable margin for base rate advances varies in a range from 1.75% to 2.50% based on our total leverage ratio. Beginning December 31, 2011, the applicable margin for base rate advances, again based on our total leverage ratio, varies from 4.75% to 5.50%. Beginning June 25, 2012, the applicable margin for base rate advances, again based on our total leverage ratio, is fixed at 2.50%.

Interest on the unpaid principal of each Eurodollar-based advance of the term loan is payable on the last day of the applicable Eurodollar interest period. Interest on the unpaid principal of all term loan base rate advances is payable quarterly in arrears commencing on July 1, 2011, and on the first day of each October, January, April and July thereafter.

As security for all indebtedness pursuant to the syndicated Revolving Credit and Term Loan Agreement, we granted to Comerica Bank, as lead arranger, a continuing lien on and security interest in substantially all tangible and intangible property of our significant domestic operating subsidiaries, in assets acquired in the future with advances from the $25 million equipment credit facility, and in the stock or other ownership interests of our significant domestic subsidiaries and international subsidiaries, the latter limited to a 65% interest. Collateral property includes our trade accounts receivable; property and equipment with a net book value of $22.5 million (unaudited) at June 30, 2012, a substantial portion of which relates to LINC’s Mexican operation; and other assets with a carrying value of $1.2 million (unaudited). We also executed a mortgage on our corporate

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

headquarters, which was acquired in 2007 for $1.2 million. The collateral excludes certain tractors and trailers that are subject to liens securing a single note that remains outstanding after April 21, 2011 in connection with our Fifth Third Bank Equipment Financing Facility, which was amended on that date.

Concurrent with execution of the Revolving Credit and Term Loan Agreement, we executed a debt subordination agreement among Comerica Bank, as agent, LINC, and DIBC Investments, Inc., an affiliate and successor through assignment to ownership of our Dividend Distribution Promissory Note. As a result of this action, our Dividend Distribution Promissory Note is not considered a senior liability of the Company, as that term is defined and used in the Revolving Credit and Term Loan Agreement. Previous subordination agreements dated February 9, 2009 with Comerica Bank and dated May 19, 2009 with Fifth Third Bank were terminated.

The Revolving Credit and Term Loan Agreement contains annual, quarterly and ad hoc financial reporting requirements and various other restrictive covenants. Financial covenants are calculated and reported quarterly on a trailing four-quarter basis. Specifically, LINC may not exceed a maximum senior debt to EBITDA ratio, as defined, of 2.5:1 and a maximum total debt to EBITDA ratio, as defined, of 3.0:1. We must also maintain a fixed charge coverage ratio after net distributions, as defined, of not less than 1:1 and a fixed charge coverage ratio before net distributions of not less than 1.25:1. Net distributions include any dividends, similar payments or other distribution of assets for the benefit of our owners, including any repayments after April 21, 2011 of our Accrued Dividend Payable to CenTra or our $25 million Dividend Distribution Promissory Note. Other restrictive covenants include: a requirement to give notice to the bank of certain transactions; limitations on investments, acquisitions and transactions with affiliates; limitations on additional indebtedness; an obligation to pay all insurance, taxes, levies and assessments promptly; and an obligation to give notice to Comerica in advance of any liens, attachments or encumbrances on its assets. Customary non-monetary defaults in any covenants are subject to short-term cure periods.

The agreement permits us to designate any subsidiary, other than existing subsidiaries and any future guarantor subsidiary, as an “unrestricted” subsidiary. All other subsidiaries are, by definition, restricted subsidiaries and subject to all obligations, covenants and limitations of the agreement. The results of operations and any debt of any unrestricted subsidiaries are disregarded in the calculation of financial covenants. Additionally, transactions completed by any unrestricted subsidiaries are generally not subject to the limitations and other restrictive covenants applicable to restricted subsidiaries. Finally, any distributions by us within five days of a distribution by an unrestricted subsidiary to us are not subject to limitations on restricted payments.

In connection with the terminations of the Fifth Third Bank Revolving Credit Facility and Term Loan, and also the payoff of notes totaling $2.3 million, we amended the Fifth Third Bank Equipment Financing Facility. Various cross-default, cross-collateralization, security arrangements and the subordination agreement entered into on May 19, 2009 among Fifth Third Bank, LINC, and our former parent, CenTra, Inc. were terminated. Upon conclusion of the April 2011 Debt Refinancing, one note remains outstanding under the Fifth Third Bank Equipment Financing Facility. It is issued by a subsidiary of Logistics Insight Corporation.

Comerica Bank Secured Revolving Credit Facility

On March 29, 2007, LINC executed a $35.0 million revolving credit facility with Comerica Bank. On February 9, 2009, Comerica Bank, LINC, and our former parent, CenTra, entered into a Debt Subordination Agreement in which, effective December 31, 2008, CenTra agreed to subordinate repayment of our $25 million Dividend Distribution Promissory Note to revolving credit facility obligations owed by LINC to Comerica Bank.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

The revolving credit facility was amended and restated on February 18, 2010, extending the initial term through July 1, 2011 while reducing maximum permitted indebtedness to $32.0 million, modifying applicable interest rates, and adjusting financial covenants and other terms. The amended and restated credit facility provided funds pursuant to two interest rate options: the daily adjusting 30-day LIBOR rate plus 3.75%, or fixed 30, 60 or 90-day LIBOR rates plus 3.75% on structured borrowings. The updated agreement modified existing financial and restrictive covenants, including requiring the Company to maintain a senior leverage ratio, as defined, not to exceed 3.25:1 and a minimum fixed charge coverage ratio, as defined, of 1.25:1. These financial covenants limit our ability to make principal repayments on our Dividend Distribution Promissory Note and to pay dividends or comparable distributions. The agreement also contains customary representations and warranties, affirmative and negative covenants, and events of default.

On December 17, 2010, we concluded a second amendment to the amended and restated credit facility, extending the expiration date of the facility to July 31, 2012, and restoring maximum permitted indebtedness to $35 million. On that date, Comerica Bank also consented to our prospective payment, prior to December 31, 2010, of a portion of our accrued dividend payable to CenTra, up to a maximum $15 million. Pursuant to the most recent amendment to the credit facility, funds may be borrowed pursuant to two interest rate options: the daily adjusting 30-day LIBOR rate plus 2.75%, or fixed 30, 60 or 90-day LIBOR rates plus 2.75% on structured borrowings. Interest payments are due monthly on the unpaid daily principal balance. At December 31, 2010, interest accrued at 3.01% based on 30-day LIBOR.

Borrowings outstanding at any time under the revolving credit agreement are limited to the value of eligible accounts receivable of LINC and its principal U.S. operating subsidiaries, pursuant to a monthly borrowing base certificate. Indebtedness totaled $24.5 million at December 31, 2010 which was secured by eligible accounts receivable as of that date totaling $35.3 million and also by guarantees from substantially all domestic subsidiaries of the Company. Availability as defined by the agreement at such date was $30.0 million. The credit facility was paid in full and terminated on April 21, 2011.

Fifth Third Bank Revolving Credit Facility and Term Loan

On May 19, 2009, one of LINC’s principal operating subsidiaries, Logistics Insight Corporation, executed a Restated Business Loan Agreement with Fifth Third Bank to refinance $11.9 million of borrowings outstanding on that day, pursuant to an existing $15 million revolving credit facility with the bank. The new agreement provides a $6 million, two-year revolving credit facility and a $9 million amortizing term loan.

As security for indebtedness to Fifth Third Bank, LINC guaranteed the revolver and term loan, we executed a mortgage on our corporate headquarters, which was acquired in 2007 for $1.2 million, and we granted a continuing security interest in all property of Logistics Insight Corporation, except accounts receivable, deposit accounts, and related assets pledged to secure the Comerica Bank Secured Revolving Credit Facility. Such property of Logistics Insight Corporation includes the stock of subsidiaries that own fuel or a substantial portion of our rolling stock. Cross-collateral and cross-default provisions among the subsidiaries that own a substantial portion of the rolling stock that secures liens pursuant to our Fifth Third Bank Equipment Financing Facility were enhanced. Such property also includes property and equipment with a net value of $7.8 million as of December 31, 2010, a substantial portion of which relates to our Mexican operation, and other assets with a carrying value of $2.7 million as of December 31, 2010. LINC, Fifth Third Bank, and our former parent, CenTra, Inc., entered into a subordination agreement substantially similar to the agreement executed with Comerica Bank on February 9, 2009. CenTra, Inc. again agreed to subordinate repayment of LINC’s $25 million Dividend Distribution Promissory Note to payment obligations under the Fifth Third Bank Revolving Credit Facility.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

The Restated Business Loan Agreement contains various restrictive covenants, including a requirement for Logistics Insight Corporation to give notice to the bank of certain transactions; to pay all insurance, taxes, levies and assessments promptly; and to give notice to the bank in advance of any liens, attachments or encumbrances on its assets. Financial reporting requirements in the loan agreement apply to both LINC and Logistics Insight Corporation. On August 18, 2009, Fifth Third Bank and Logistics Insight Corporation agreed to a technical correction to the financial covenants by executing an amendment to the loan agreement. As such, LINC must achieve a minimum fixed charge coverage ratio, as defined, of 1.0:1 and a maximum senior leverage ratio, as defined, of 4.5:1.

$6 million Revolving Credit Facility

The restated $6 million revolving credit facility, which was undrawn as of December 31, 2010, is available for general corporate borrowing purposes. Borrowings bear interest at a floating rate equal to the 30-day LIBOR rate plus 3.5%. At December 31, 2010, interest accrued at 3.77%. A 0.5% fee, payable quarterly in arrears, is incurred on the average unused portion of the revolver. Principal and unpaid interest was due in its entirety on the maturity date, May 30, 2011. On February 28, 2011, we exercised our option to extend for one year, to May 30, 2012, the $6.0 million revolving credit facility provided by Fifth Third Bank, by providing notice to the bank pursuant to the Restated Business Loan Agreement. On April 21, 2011, this credit facility was terminated.

$9 million Term Loan

The Fifth Third Bank term loan was repaid in quarterly installments of $0.8 million over three years, with a final payment otherwise due on May 19, 2012. The term loan incurs interest at a floating rate equal to the 30-day LIBOR rate plus 4.5% and includes an option to fix the effective interest rate synthetically through a rate swap transaction to 30-day LIBOR plus 3.5%. At December 31, 2010, interest accrued at 4.77% based on 30-day LIBOR. On April 21, 2011, this credit facility was paid in full and terminated.

Fifth Third Bank Equipment Financing Facility

On December 18, 2006, LINC refinanced a substantial portion of our transportation equipment, including the rolling stock transferred to us by subsidiaries of our former parent on September 30, 2006. Two subsidiaries of Logistics Insight Corporation executed a $25.0 million equipment financing facility with Fifth Third Bank. Effective January 2, 2008, we consolidated four outstanding promissory notes due to Fifth Third Bank with aggregate principal value of $24.2 million into two separate term loans, per the original equipment financing facility. Principal payments are due in fifty-nine equal monthly payments and one final balloon payment due January 1, 2013. On September 26, 2008, we issued a final promissory note for $0.7 million, secured by existing transportation equipment not already subject to collateral liens. Effective January 2, 2009, this final note was also converted to a term loan with aggregate principal value of $0.7 million. Principal payments are due in fifty-nine equal monthly payments and one final balloon payment due December 31, 2012. At December 31, 2010, the aggregate principal outstanding pursuant to the three outstanding term notes totals $9.3 million, which is collateralized by transportation equipment with a carrying amount of $6.9 million. On April 21, 2011, two of the three notes were paid in full. At June 30, 2012, the principal outstanding pursuant to the remaining outstanding term note totaled $1.1 million (unaudited), which is collateralized by transportation equipment with a carrying amount of $2.8 million (unaudited).

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

The outstanding term note bears interest at a variable, per annum rate equal to the sum of 30-day LIBOR plus 1.35% with a one-time option to change the applicable interest rate to a variable, per annum rate equal to Fifth Third Bank’s prime rate, less 1.5%. At June 30, 2012, interest accrued at 1.59% (unaudited) based on 30-day LIBOR. Variable interest on term loans is paid monthly in arrears.

GE Capital Equipment Financing Facility

On December 20, 2004, LGSI Equipment of Wyoming, Inc., a subsidiary of Logistics Insight Corporation, executed an equipment financing facility with General Electric Capital Corporation (“GECC”) to finance the acquisition of trailers used in its operations. Debt, in the form of a promissory note, bears interest at a variable, per annum rate equal to the sum of 30-day LIBOR plus 2.17%. At December 31, 2010, interest accrued at 2.43%. Fluctuations in the rate result in quarterly adjustments to the remaining principal outstanding. Principal repayments are made in equal monthly installments through October 2012. The promissory notes are collateralized by individual trailers acquired with proceeds from the facility. The promissory note is enhanced by a Recourse Agreement whereby, in the event of a default, Logistics Insight Corporation would be compelled to assume GECC’s loan obligations on behalf of LGSI Equipment of Wyoming, Inc. The facility contains customary provisions related to collateral preservation, financial reporting, covenants, and insurance for equipment financing arrangements of this type. At December 31, 2010, the aggregate principal outstanding pursuant to the facility totals $0.1 million and on March 28, 2011, the final payment was made rendering the note paid in full.

Dividend Distribution Promissory Note

On December 31, 2008, LINC issued a $25.0 million Dividend Distribution Promissory Note due December 31, 2013 to CenTra, our former parent. The promissory note was issued in connection with extending the maturity and reducing to $68.0 million the value of the outstanding payment obligation pursuant to our existing dividend payable to CenTra, our former owner. On September 1, 2009, CenTra contributed the promissory note to Detroit International Bridge Company who assigned the promissory note to its subsidiary, DIBC Investments, Inc. On December 22, 2010, upon receipt of required consents from both Comerica Bank and Fifth Third Bank, we paid $10.0 million to CenTra to further reduce the outstanding dividend payable. Concurrent with our April 2011 debt refinancing, we paid an additional $31.0 million to CenTra on April 21, 2011, plus accrued interest. As of June 30, 2012, a net dividend payable totaling $24.5 (unaudited) million remains outstanding. Any unpaid amount is payable in cash on or before December 31, 2013.

Although the $25.0 million Dividend Distribution Promissory Note permits prepayment of principal without premium or penalty, such repayments are subject to limitations in our credit agreements, the prior Debt Subordination Agreements with each of Comerica Bank and Fifth Third Bank, and subsequently the debt subordination agreement executed on April 21, 2011 in connection with our new Revolving Credit and Term Loan Agreement. Interest on the Dividend Distribution Promissory Note is compounded semi-annually at the Mid-Term Applicable Federal Rate published by the Internal Revenue Service, which was 2.05% at December 31, 2008. On February 11, 2009, we elected to fix the applicable interest rate at 1.64% through December 31, 2013, pursuant to a one-time option to fix the interest rate at the then-current Mid-Term Applicable Federal Rate. All accrued interest is due and payable semi-annually on each June 30 and December 31 from and after June 30, 2010, as permitted by our subordination agreements.

On April 23, 2012, we issued to our shareholders, Matthew T. Moroun and a trust controlled by Manuel J. Moroun, promissory notes for an aggregate amount of $28.0 million. The purpose of these promissory notes was to

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

distribute, upon the anticipated revocation of the Company’s S-corporation status, the estimated taxable income earned in connection with the Company’s S-corporation status, less any dividends previously distributed. The notes bear an interest rate of 1.64% per annum until the date of maturity or default and thereafter at the maximum rate allowable under Michigan law. The effectiveness of the notes was contingent upon revocation of the Company’s S-corporation status before August 31, 2012, which management deemed as not probable as of June 30, 2012.

Maturities

The following table reflects the maturities of our principal repayment obligations as of December 31, 2011.

Years Ending December 31	Revolving Credit Facilities	Equipment Financing Facilities	Term Loan	Dividend Distribution Promissory Note	Total

2012	$—	$5,056	$11,329	$—	$16,385
2013	—	2,771	—	25,000	27,771
2014	14,000	2,771	—	—	16,771
2015	—	2,771	—	—	2,771
2016 and thereafter		692	18,671		19,363

Total	$14,000	$14,061	$30,000	$25,000	$83,061

Note 9—Commitments and Contingencies

LINC’s principal commitments relate to long-term real estate leases and payment obligations to equipment vendors.

From time to time, we are subject to various legal actions and claims arising in the ordinary conduct of our business. Litigation is subject to many uncertainties and the outcome of individual litigated matters is not predictable with assurance. Management currently believes that the ultimate outcome of outstanding matters, individually and in the aggregate, will not have a material adverse effect on the Company’s self-insured loss reserves, financial position, results of operations or cash flows.

We were a co-defendant in a state court case that was filed in Boone County, Missouri in July 2006 in connection with a fatality accident; Gibbs v. Albright, CTI, Pro-Logistics, et al. In 2008, the defendants received and accepted a settlement offer from the plaintiff providing for a full settlement against all parties. Subsequently, the co-defendants moved to enforce the settlement and the trial judge ordered that the settlement be set aside. The underlying case was tried in late 2010, and the plaintiff prevailed. Following cash payments totaling $1.4 million from LINC, we consummated an agreement dated December 22, 2010 with CenTra and certain of its subsidiaries that established $1.4 million as our maximum exposure to this litigation and indemnifies us for any litigation exposure, as that term is defined, in excess of this limit. In early 2011, the plaintiff and co-defendants, including LINC, agreed to settle the case. Pursuant to our December 22, 2010 indemnification agreement with CenTra and certain of its subsidiaries, the subsequent settlement has no further effect on the financial statements.

At June 30, 2012 and December 31, 2011, approximately 48.3% (unaudited) and 48.0% of the Company’s employees are subject to collective bargaining agreements that are renegotiated periodically of which 76.0% (unaudited) are subject to contracts that expire in 2012.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

Note 10—Retirement Plans

We offer 401(k) defined contribution plans to our employees. The plans are administered by a company controlled by our principal stockholders and include different matching provisions depending on which LINC subsidiary or affiliate is involved. In the plan available to most employees not subject to collective bargaining agreements, the Company matched contributions up to $600 annually for each employee who is not considered highly compensated through December 31, 2008, after which such matching contributions were suspended as a response to market conditions. Three other 401(k) plans are provided to employees of specific operations and offer matching contributions that range from zero to $2,080 per participant annually. The total expense for contributions for 401(k) plans, including plans related to collective bargaining agreements, was $0.1 million (unaudited), $0.1 million (unaudited), $0.3 million, $0.3 million, $0.4 million for the twenty-six weeks ended June 30, 2012 and July 2, 2011 and for the years ended December 31, 2011, 2010, and 2009 respectively.

In connection with a collective bargaining agreement that covered thirteen Canadian employees at December 31, 2011, we are required to make defined contributions into the Canada Wide Industrial Pension Plan. For the twenty-six weeks ended June 30, 2012 and July 2, 2011, and for the years ended December 31, 2011 and 2010, the required contributions totaled approximately $13,000 (unaudited), $9,000 (unaudited), $21,000, and $1,000 respectively.

Note 11—Transactions with Affiliates

We utilize certain services provided by our former parent, its subsidiaries, and by other entities under common control. The costs of such goods and services, as reflected in the Consolidated Financial Statements, are:

	Twenty-six Weeks Ended
	June 30, 2012	July 2, 2011	Year Ended December 31,
	(unaudited)	(unaudited)	2011	2010	2009

Administrative support services	$727	$514	$1,042	$1,283	$1,338
Truck fueling and maintenance	1,616	1,903	3,457	4,447	2,679
Real estate rent and related costs	5,108	4,760	10,751	9,008	8,236
Insurance and employee benefit plans	8,412	8,876	15,627	14,445	13,882
Contracted transportation services	127	1,409	2,344	2,304	798

Total	$15,990	$17,462	$33,221	$31,487	$26,933

In connection with our spin-off transaction, LINC continues to have access to certain administrative support services through a transition services agreement with CenTra which extended those services that CenTra had previously provided to LINC during the two years prior to the spin-off transaction. The parties agreed to use commercially reasonable efforts to reach agreements on any additional service which LINC may require of CenTra beyond the scope of the transition services agreement. CenTra is not obligated to expand the scope of services provided prior to the spin-off. LINC is to pay CenTra a reasonable amount for the services, not to exceed the cost of which would be charged by third party providers dealing with LINC on an arm’s-length basis. In no event is CenTra required to provide services to LINC at less than its cost of performance. The transition services agreement commenced on December 31, 2006 and remains effective for specific services until such time as the parties agree that service delivery is complete. On March 14, 2012, we entered into an agreement with HR-1 Corp., an affiliate, to provide certain human resources and payroll processing services that had been previously

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

provided to us by CenTra. Effective January 1, 2012, CenTra spun off the organizational resources that had previously delivered these services into HR-1 Corp., a newly-formed affiliate.

Administrative support services provided by our former parent may be reduced by LINC without penalty at any time. Additionally, pursuant to the transition services agreement, LINC can utilize selected entertainment venues and events to support customer relationship management activities. In connection with our transportation services, we also routinely cross the Ambassador Bridge between Detroit, Michigan and Windsor Ontario, and we pay tolls and other fees to certain related entities which are controlled by LINC’s owners. Our former parent also charges LINC for the direct variable cost of various maintenance, fueling and other operational support costs for services delivered at their trucking terminals that are geographically remote from our own facilities. Such activities are billed when incurred, paid on a routine basis, and reflect actual labor utilization, repair parts costs or quantities of fuel purchased.

Other services from affiliates, including leased real estate, insurance and employee benefit plans, and contracted transportation services, are delivered to LINC on a per-transaction-basis or pursuant to separate contractual arrangements provided in the ordinary course of business. The aggregate balance owed by LINC to affiliates for such services totaled $2.5 million (unaudited), $3.7 million and $4.6 million at June 30, 2012 and December 31, 2010, 2011 respectively, and is reflected in “Accounts payable—Affiliates.”

A significant number of LINC’s value-added service and transportation service operations are located at facilities leased from affiliates. At nineteen facilities, occupancy is based on either month-to-month or contractual, multi-year lease arrangements which are billed and paid monthly. Leasing properties provided by an affiliate that owns a substantial commercial property portfolio affords us significant operating flexibility. However, we are not limited to such arrangements. See Note 7, “Operating Leases” for further information regarding the cost of leased properties.

We purchase workers’ compensation, property and casualty, and other general liability insurance from an insurance company controlled by LINC’s owners. Our employee health care benefits and 401(k) programs are also provided by this affiliate.

On December 22, 2010, we reached an agreement with CenTra and certain of its subsidiaries that indemnifies us for any exposure exceeding $1.4 million resulting from a pending litigation matter, as more fully described in Note 9, “Commitments and Contingencies.”

Loans to CenTra

On November 15, 2007, LINC and our subsidiary, Logistics Insight Corporation, advanced an aggregate $6.0 million to CenTra. Principal due to LINC as of December 31, 2009 was $4.5 million. On July 2, 2010, CenTra paid the remaining balance outstanding totaling $3.0 million. For the year ended December 31, 2009 and through the final repayment, outstanding promissory notes accrued interest at 3.9% per annum. Aggregate interest income on the notes totaled $0.1 million for each of the years ended December 31, 2010 and 2009.

Loan to DIBC Holdings, Inc.

On March 16, 2012, DIBC Holdings, Inc. executed a promissory note to us in connection with our agreement to advance $5.0 million to them. DIBC Holdings, Inc. may prepay the outstanding balance in whole or

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

in part without penalty. Interest on the outstanding balance accrues at a 6.5% per annum rate, compounded daily. The principal balance outstanding on the note, together with accrued interest, is due March 19, 2014. Aggregate interest income on the note totaled approximately $0.1 million (unaudited) for the twenty-six weeks ended June 30, 2012. On April 23, 2012, we executed an amendment to our loan to DIBC Holdings, Inc. The amendment accelerates the maturity date of the loan, which is due upon the completion of the concurrent repayment of our $25.0 million Dividend Distribution Promissory Note to DIBC Investments, Inc., an affiliate.

Services provided by LINC to Affiliates

We may assist our affiliates with selected logistics, dedicated transportation, or expediting services in connection with their specific customer contracts or purchase orders. On an ad hoc basis, our affiliates may contract our services to expedite or forward freight in response to an unanticipated shipping requirement.

LINC provided services to affiliates as shown:

	Twenty-six Weeks Ended
	June 30, 2012	July 2, 2011	Year Ended December 31,
	(unaudited)	(unaudited)	2011	2010	2009
Logistics and transportation services supporting affiliate customers	$52	$31	$80	$347	$247
Truck fueling and maintenance	105	287	540	611	1,051
Administrative and customer support services	62	33	63	54	207

Total	$219	$351	$683	$1,012	$1,505

Note 12—Segment Reporting

Management evaluates LINC as one reporting segment in the third party logistics industry. The Company provides a portfolio of logistics solutions to customers in the North American automotive industry and other industries with comparable supply chain requirements. Revenues for selected services as provided to the chief operating decision maker are as follows:

	Twenty-six Weeks Ended
	June 30, 2012	July 2, 2011	Year Ended December 31,
	(unaudited)	(unaudited)	2011	2010	2009
Value-added Services	$89,752	$68,960	$147,815	$117,557	$98,972
Transportation Services	59,990	63,433	120,391	99,628	61,339
Specialized Services	10,074	10,744	22,723	28,600	17,627

Total Revenue	$159,816	$143,137	$290,929	$245,785	$177,938

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

Revenues are attributed to geographic areas based upon completion of the underlying service at the point of delivery. In some instances, we are paid one rate for “round-trip” services that originate and terminate in Canada, but have destinations in the United States. In those instances we allocate half of the total revenue to Canada and half to the United States.

	Twenty-six Weeks Ended
	June 30, 2012	July 2, 2011	Year Ended December 31,
	(unaudited)	(unaudited)	2011	2010	2009
United States	$145,339	$128,439	$258,837	$212,235	$159,511
Canada	4,709	5,452	11,237	11,502	7,072
Mexico	7,944	7,104	16,017	17,511	8,353
Europe	1,013	1,130	3,040	835	1,723
Other	811	1,012	1,798	3,702	1,279

Total Revenue	$159,816	$143,137	$290,929	$245,785	$177,938

Net long-lived property and equipment assets are presented in the table below:

	June 30, 2012	Year Ended December 31,
	(unaudited)	2011	2010
United States	$21,100	$19,777	$15,635
Canada	94	105	122
Mexico	5,489	4,333	6,316

Total	$26,683	$24,215	$22,073

Note 13—Income Taxes

“Subchapter S” Election, Dividend Declarations and Impact on Deferred Taxes

On March 14, 2007, LINC filed an election under Section 1361 of the United States Internal Revenue Code of 1986 on behalf of itself and its subsidiaries to be treated as a “Subchapter S corporation” for federal income tax purposes. The election, effective January 1, 2007, was made with the consent of our shareholders. As a result of the election, our shareholders are taxed directly for the taxable income of LINC so reported, irrespective of the amount of cash or other property dividends distributed to them by LINC. We declared and paid dividends pursuant to this policy totaling $8.8 million (unaudited), $22.8 million, $21.3 million and $71,000 for the twenty-six weeks ended June 30, 2012, and the years ended December 31, 2011, 2010 and 2009, respectively. We will have no federal income tax liability or state and local tax liabilities in most jurisdictions. In accordance with GAAP, deferred federal tax liabilities or assets are eliminated as of January 1, 2007, and the effects of that elimination are included in income from continuing operations.

We entered into an agreement with our shareholders to facilitate proper compliance with all tax reporting and payment obligations resulting from the election. The agreement includes cross indemnification provisions that address potential tax matters that might arise related to the “Subchapter S” election, as well as procedural audits. The “Subchapter S” election automatically terminates on the occurrence of certain events. If the election terminates, LINC will automatically revert to “C Corp” status for federal income tax purpose and will be liable for federal income tax. Any undistributed earnings of LINC attributable to the period the election was in effect must be accounted for in LINC’s financial statements as additional paid-in capital.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

LINC’s income tax provision is comprised of the following:

	Twenty-six Weeks Ended
	June 30, 2012	July 2, 2011	Year Ended December 31,
	(unaudited)	(unaudited)	2011	2010	2009
Federal	$—	$—	$—	$—	$—
State	160	1,281	3,165	1,472	955
Foreign	392	479	1,041	1,026	245

	$552	$1,760	$4,206	$2,498	$1,200

Deferred provision (benefit) for income taxes:

Federal	$—	$—	$—	$—	$—
State	1	(168)	(338)	105	77
Foreign	9	(81)	(74)	(29)	62

	10	(249)	(412)	76	139

Provision for income taxes:	$562	$1,511	$3,794	$2,574	$1,339

Prior to the spin-off transaction on December 31, 2006, LINC’s taxable income was included in the consolidated U.S. federal income tax returns filed by CenTra, who determined income taxes for its subsidiaries on a separate return basis.

Our December 31, 2007 tax provision contained a U.S. federal income tax credit of $2.1 million in connection with the finalization of CenTra’s tax return for prior years. The value of this recoverable credit was subsequently returned to us by CenTra in a cash transaction on July 2, 2010.

For the years ending December 31, 2011 and 2010, the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities consist of the following:

	2011		2010
	Current	Long-term	Current	Long-term
State deferred tax assets:
Accrued bonus	$9	$22	$29	$59
Accrued vacation pay	10		30	—
Other accruals	15		31	3
Allowance for doubtful accounts	2		21	—

Total domestic deferred tax assets:	36	22	111	62

State deferred tax liabilities:
Prepaid expenses	5		66	—
Depreciable property	—	40	—	433

Total domestic deferred tax liabilities:	5	40	66	433

Foreign deferred tax asset	109	394	52	21
Valuation allowance—foreign	—	(364)	—	—

Total foreign deferred tax asset, net	109	30	52	21

Deferred income tax, net	$140	$12	$97	$(350)

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

A reconciliation of income tax at the statutory rate to the Company’s effective rate is as follows:

	Twenty-six Weeks Ended
	June 30, 2012	July 2, 2011	Year Ended December 31,
	(unaudited)	(unaudited)	2011	2010	2009
Federal statutory rate	0.00%	0.00%	0.00%	0.00%	0.00%
State effective tax rate	0.72%	5.22%	7.16%	4.14%	5.96%
Foreign effective tax rate	1.77%	1.86%	2.45%	2.89%	1.53%
Other	0.05%	0.00%	0.00%	0.21%	0.87%

Income tax expense effective rate	2.54%	7.08%	9.61%	7.24%	8.36%

Through December 1, 2006, management considered whether it was more likely than not that some portion or all of domestic and foreign deferred tax assets would be realized. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets would have been deductible, we concluded that LINC was likely to realize the benefits of those deductible differences. At January 1, 2007, our federal deferred tax asset was eliminated when we ceased to be a taxable enterprise for federal income tax purposes and in most state jurisdictions. However, our state operations give rise to deferred tax liabilities that will be monetized over future years. As of December 31, 2011, we reviewed our deferred tax assets by jurisdiction and assessed positive and negative evidence when measuring the need for valuation allowances. Based on anticipated earnings projections, management has recorded a valuation allowance for deferred tax assets associated with our German subsidiary. Effective January 1, 2012, the Michigan Business Tax was eliminated and replaced with the Michigan Corporate Income Tax. The newly enacted tax applies to C corporations only. As an S-corporation, the Company will not be subject to Michigan Corporate Income Taxes after December 31, 2011. Therefore the applicable state deferred tax assets and liabilities that were initially recorded for the Michigan Business Tax were eliminated.

As of January 1, 2007, we adopted new accounting and disclosure rules for uncertainty in income taxes. As of that date, there were no material amounts recognized for additional liability for unrecognized tax benefits, nor did we accrue any interest or penalties associated with uncertain tax benefits. We analyzed our filing positions during 2011, 2010 and 2009 in all of the federal, state and foreign jurisdictions where we are required to file income tax returns, including all open tax years in these jurisdictions. We concluded that certain income tax positions and deductions are more likely than not to be sustained by the relevant tax authority, if subjected to audit. However, we did not recognize any increases in unrecognized tax benefits as a result of positions taken during any such period or any prior period, as there were no material changes. We are not aware of any event that could occur in the next twelve months that would cause the amount of unrecognized tax benefits to increase significantly.

Note 14—Subsequent Events

The Company evaluated its audited consolidated financial statements as of and for the year ended December 31, 2011 for subsequent events through May 8, 2012, the date the financial statements were available to be issued.

2012 Shareholder Distribution

On January 4, 2012, January 30, 2012 and February 8, 2012, we distributed aggregate dividends totaling $6.0 million to our owners.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

Modification of Services Agreement

On March 14, 2012, we entered into an agreement with HR-1 Corp., an affiliate, to provide certain human resource and payroll processing services that had been previously provided to us by CenTra, pursuant to our services agreement with our former parent. Effective January 1, 2012, CenTra spun off the organizational resources, that had previously delivered these services, into HR-1 Corp., a newly-formed affiliate.

Loan to DIBC Holdings, Inc.

On March 14, 2012, DIBC Holdings Inc. executed a promissory note to us in connection with our agreement to advance $5.0 million to them. In connection with the advance, we increased borrowing pursuant to our $40.0 million revolving credit facility by $5.0 million. DIBC Holdings Inc. may prepay the outstanding balance in whole or in part without penalty. Interest on the outstanding balance accrues at a 6.5% per annum rate, compounded daily. The principal balance outstanding on the note, together with accrued interest, is due March 19, 2014.

Accumulated Adjustments Account Distribution

On April 23, 2012, the Company issued to its shareholders, Matthew T. Moroun and a trust controlled by Manuel J. Moroun, promissory notes for an aggregate amount of $28.0 million. The purpose of these promissory notes is to distribute the estimated taxable income for the Company’s S-corporation periods prior to the termination date of the Company’s S-corporation status, less any dividends previously distributed. The notes bear an interest rate of 1.64% per annum until the date of maturity or default and thereafter at the maximum rate allowable under Michigan law. All principal and interest are due 10 days after the final amount of the Company’s Accumulated Adjustments Account (AAA) is determined. This final determination must occur within 90 days after the date of termination of the Company’s S-corporation status. If the Company does not revoke its S-corporation status on or before August 31, 2012, these notes shall be void. The principal due under each of these promissory notes is subject to adjustment based on the final determination of the AAA amount.

Amendment to Loan to DIBC Holdings, Inc.

On April 23, 2012, we executed an amendment to our loan to DIBC Holdings Inc. The amendment accelerates the maturity date of the loan, which is due upon the completion of the concurrent repayment of our $25.0 million Dividend Distribution Promissory Note to DIBC Investments, Inc., an affiliate.

Stock Split

On May 8, 2012 our board of directors approved a stock split of the issued and outstanding shares of our common stock by a ratio of 20,753,334-to-1 to be effective on May 8, 2012. The capital stock accounts, all share data and earnings per share give effect to the stock split, applied retroactively, to all periods presented.

Unaudited Subsequent Events Through September 10, 2012

The Company evaluated its unaudited consolidated financial statements as of and for the twenty-six weeks ended June 30, 2012 for subsequent events through September 10, 2012, the date the financial statements were available to be issued. Other than the matters noted below, the Company is not aware of any subsequent events which would require recognition or disclosure in its unaudited consolidated financial statements.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Twenty-six weeks ended June 30, 2012 (unaudited) and July 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

Shareholder Distributions (unaudited)

On July 23, 2012, we canceled the promissory notes dated April 23, 2012 that were previously issued to our shareholders, Matthew T. Moroun and a trust controlled by Manuel J. Moroun. We replaced the cancelled notes with revised promissory notes for an aggregate amount of $28.0 million. The revised notes constitute distributions to our shareholders for U.S. federal income tax purposes. The revised notes bear an interest rate of 1.64% per annum until the date of maturity or default and thereafter at the maximum rate allowable under Michigan law. The notes are due December 31, 2013.

On July 23, 2012, the Company declared an additional distribution to our shareholders, Matthew T. Moroun, a trust controlled by Manuel J. Moroun and a trust controlled by Matthew T. Moroun in the form of promissory notes for an aggregate amount of $17.0 million. The notes bear an interest rate of 1.64% per annum until the date of maturity or default and thereafter at the maximum rate allowable under Michigan law. The notes are due December 31, 2013.

On July 27, 2012 and August 23, 2012, we distributed aggregate dividends totaling $5.0 million to our shareholders.

Paydown of Dividend Payable (unaudited)

On August 31, 2012 we paid $2.0 million of the $24.5 million (unaudited) dividend payable due to CenTra.

Merger Agreement with Universal Truckload Services, Inc. (unaudited)

On July 25, 2012, we reached agreement to be acquired by Universal Truckload Services, Inc. (“Universal”), an asset-light provider of transportation services, truck brokerage services, full service international freight forwarding, and customs house brokerage services to shippers in the United States and Canada. Universal will issue 0.700 shares of its stock for each of our outstanding shares. Closing of the transaction is subject to customary closing conditions, including in connection with various regulatory requirements.